                                                                    Exhibit 11.1
                                                                    ------------

                               POPPE TYSON, INC.

                        EARNINGS PER SHARE CALCULATION



                            Years ended March 31,           Six months ended September 30,
                         ------------------------------     ------------------------------
                           1994          1995      1996     1995         1996
                           ----          ----      ----     ----         ----
Net earnings <loss>      $ 313,238      $36,477  $496,412 $(247,334)  $(676,315)
                         =========      =======  ======== =========   =========
Weighted common shares
 and common equivalent
 shares outstanding:

    Common Stock         8,450,576   8,450,576  8,307,424 8,450,576   7,034,683

    Stock Options              --          --      27,249       --       13,065
                         ----------  ---------  --------- ---------   ---------

Total weighted average
 common shares and
 common equivalent
 shares                  8,450,576   8,450,576  8,334,673 8,450,576   7,047,748
                         =========   =========  ========= =========   =========

Earnings <loss>
 per share-
 on both a
 primary and
 a fully diluted
 basis                       $.04   $     --        $.06     $<.03>     $<.10>
                         =========   ========    ======== ==========  =========

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